Insider Trading Policy
(as amended December 2, 2024)
I.    Purpose
It is illegal for any employee, officer or director of AnaptysBio, Inc. (collectively with its subsidiaries, the “Company”), to trade in the securities of the Company while in the possession of material nonpublic information about the Company. It is also illegal for any employee, officer or director of the Company to give material nonpublic information about the Company to others who may trade on the basis of that information.
In order to comply with federal and state securities laws governing (i) trading in Company securities while in the possession of material nonpublic information about the Company and (ii) tipping or disclosing material nonpublic information about the Company to any outside person, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this policy for all of its employees, officers and directors, members of their immediate families and venture capital funds and other entities (such as trusts and corporations) over which such employees, officers or directors have or share voting or investment control. Under this policy, members of “immediate families” means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person.
II.    Scope
A.    This policy covers all employees, officers and directors of the Company, members of their immediate families and venture capital funds and other entities (such as trusts and corporations) over which such employees, officers or directors have or share voting or investment control and any consultants of the Company who have agreed to comply with this policy (such parties, collectively, “Insiders”). Employees, officers and directors are responsible for ensuring compliance by their immediate families and entities over which they exercise voting or investment control. Additional trading restrictions in this policy apply to the Company’s officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and directors (together with the officers, the “Section 16 Insiders”) and to the other individuals listed on Exhibit A (“Designated Insiders”) who are not Section 16 Insiders but who have regular access to material nonpublic information about the Company in the normal course of their job. The list of Designated Insiders may be modified by the Company’s Compliance Officer (as defined in Section IV below) from time to time.

B.    This policy applies to any and all transactions in the Company’s securities, including shares of its Common Stock, options to purchase Common Stock, and restricted stock units (“RSUs”) (as described in more detail in Section VI.E below), however acquired, and any other type of securities that the Company may issue, such as shares of preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.
C.    This policy will be delivered to all employees, officers and directors upon its adoption by the Company, and to all new employees, officers and directors at the start of their employment or relationship with the Company. Upon first receiving a copy of this policy or any revised versions, each employee, officer or director must sign a certification that he or she has received a copy and agrees to comply with the terms of this policy. This certification and agreement will constitute consent for the Company to impose sanctions for violation of this policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As discussed in Section VII.B, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment, if the Company has a reasonable basis to conclude that this policy has been violated. Section 16 Insiders and Designated Insiders, as defined above, may be required to certify compliance with this policy on an annual basis.
D.    This policy allows for trades by employees, officers and directors made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act, subject to the approval of the Compliance Officer.
E.    The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this policy.
III.    Section 16 Insiders and Designated Insiders
As discussed above, the Company has designated those persons listed on Exhibit A attached hereto as the officers and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the SEC.
As with other employees and officers, Section 16 Insiders and Designated Insiders must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section VI.D below. The Compliance Officer will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders and/or Designated Insiders. Each Section 16 Insider or Designated Insider must notify the Compliance Officer in writing when such Section 16 Insider or

Designated Insider believes that he or she is no longer subject to Section 16 of the Exchange Act. If the Company agrees that such Section 16 Insider or Designated Insider is no longer so subject, or if the Company determines independently that such Section 16 Insider or Designated Insider is no longer so subject, then such Section 16 Insider or Designated Insider automatically will be deemed to be removed from Exhibit A effective when it is determined that such Section 16 Insider or Designated Insider is no longer subject to Section 16 of the Exchange Act. The Company will promptly notify any Section 16 Insider or Designated Insider in writing if the Company independently determines that such Section 16 Insider or Designated Insider is no longer subject to Section 16 of the Exchange Act.
IV.    Insider Trading Compliance Officer
The Company has designated the Company’s Chief Legal Officer as its Insider Trading Compliance Officer (“Compliance Officer”) and in the event of the Chief Legal Officer’s unavailability, the Company’s Chief Financial Officer or Chief Executive Officer shall be authorized to serve as Compliance Officer in the interim. The Compliance Officer will review and either approve or prohibit all proposed trades by all Section 16 Insiders and Designated Insiders in accordance with the procedures set forth in Section VI.D below, except that with respect to proposed trades by the Chief Legal Officer when also serving as the Compliance Officer, any such proposed trades must be approved by the Company’s Chief Financial Officer. The Compliance Officer may consult with the Company’s outside legal counsel.
In addition to the trading approval duties described in Section VI.D below, the duties of the Compliance Officer will include the following:
A.    Administering and interpreting this policy and monitoring and enforcing compliance with all of the provisions and procedures set forth in this policy.
B.    Responding to all inquiries relating to this policy and its procedures.
C.    Designating and announcing special trading blackout periods during which no designated employees, officers or directors may trade in Company securities.
D.    Providing copies of this policy and other appropriate materials to all current and new employees, officers and directors, and such other persons who the Compliance Officer determines may have access to material nonpublic information about the Company.
E.    Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including, without limitation, Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (“Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
F.    Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations, subject to approval by the Company’s Board of Directors or a duly authorized committee thereof.
G.    Maintaining as Company records originals or copies of all documents required by the provisions of this policy, or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
H.    Maintaining the accuracy of the list of Designated Insiders attached on Exhibit A and updating such list periodically as necessary to reflect additions or deletions.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.
V.    Definition of “Material Nonpublic Information”
A.    “Material” Information
Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or its securities. While it is not possible to identify all information that would be deemed “material,” the following types of information would ordinarily be considered material:

•    financial performance, such as quarterly and year-end operating results, and changes in financial performance or liquidity;
•    operational metrics, such as employee counts and distribution by geography or function;
•    results or material data from clinical or pre-clinical testing or trials or other significant development milestones;

•    restatements of historical financial statements;
•    significant communications to or from regulatory agencies or other significant regulatory developments;
•    initiation of a new clinical trial for a product candidate;
•    potential mergers, acquisitions or material sales of Company assets or subsidiaries;
•    developments regarding suppliers, collaborators or partners, such as the acquisition or loss of a significant contract or a development agreement;
•    stock splits, public or private securities and/or debt offerings or issuances of dividends;
•    entry into a new, or cancellation of, a major strategic relationship;
•    introduction of new product candidates;
•    initiation of a significant lawsuit; and
•    significant changes in senior management.
B.    “Nonpublic” Information
Material information about the Company is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, Web casts or financial news services. For the purposes of this policy, information about the Company will be considered public, i.e., no longer “nonpublic,” at the opening of trading on the second full trading day following the Company’s widespread public release of the information.
C.    Consult the Compliance Officer for Guidance
Employees, officers or directors who are unsure whether the information about the Company that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI.    Statement of Company Policy and Procedures
A.    Prohibited Activities for Insiders
1.    No Insider may trade in Company securities while possessing material nonpublic information about the Company (other than pursuant to a 10b5-1 Plan or a non-Rule 10b5-1 Trading Arrangement (as defined below) entered into in accordance with this Policy). It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the Insider has material nonpublic information about the Company, the prohibition still applies.
2.    No Insider may trade in Company securities outside of the applicable “trading windows” described in Section VI.C below and no Insider may trade in the Company securities during any special trading blackout periods designated by the Compliance Officer that are applicable to such Insider (other than pursuant to a 10b5-1 Plan or a non-Rule 10b5-1 Trading Arrangement).
3.    No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section VI.D below (other than pursuant to a 10b5-1 Plan or a non-Rule 10b5-1 Trading Arrangement).
4.    No Insider may disclose material nonpublic information about the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of the regular duties of such employee, director or officer for the Company or authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.
5.    No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that employees, officers or directors should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all employees, officers and directors from giving trading advice concerning the Company to third parties even when the employees, officers and directors do not possess material nonpublic information about the Company.
6.    No Insider may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option, or a short sale (including a short sale “against the box”).
7.    No Insider may engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts.
8.    No Insider may purchase Company securities on margin, borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.
9.    Other than pursuant to a 10b5-1 Plan or a non-Rule 10b5-1 Trading Arrangement, no Insider may make a gift or other transfer without consideration of Company securities during a period when that Insider is not permitted to trade.
10.    No Insider may participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms, blogs, social media sites or message boards relating to the Company.
11.    No entity over which an Insider has or shares voting or investment control may distribute securities of the Company to its limited partners, general partners or stockholders during a period when the Insider is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the trading window described in VI.C below is first open.
12.    It is the Company’s policy to disclose material information about the Company to the public only in accordance with its Corporate Communications Policy in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. All inquiries or calls from the press, investors and financial analysts should be referred to a designated Company spokesperson. Please see the Company’s Corporate Communications Policy for details.
Further, U.S. insider trading laws generally restrict anyone who is aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether that person is directly connected with such company. Insiders should consider if, through their position at the Company, they have access to material nonpublic information about the Company that could impact other companies, including competitors. The Securities and Exchange Commission has previously brought charges against individuals based on trading on this kind of information.

B.    Additional Restrictions Applicable to Section 16 Insiders and Designated Insiders
In addition to the restrictions noted above and elsewhere in this policy, Section 16 Insiders and Designated Insiders must also comply with the following:
1.    The Company recommends Section 16 Insiders trade in the Company’s securities pursuant to a 10b5-1 Plan entered into in accordance with this policy.
2.    Section 16 Insiders and Designated Insiders, prior to trading the Company’s securities other than pursuant to a 10b5-1 Plan or a non-Rule 10b5-1 Trading Arrangement, must obtain pre-approval from the Company’s Compliance Officer (or in the case of the Compliance Officer, by the Company’s Chief Financial Officer) by: (a) providing written notification of the amount and nature of the proposed trade, (b) certifying no earlier than two business days prior to the proposed trade that such Section 16 Insider or Designated Insider has no material nonpublic information about the Company and, to such Section 16 Insider’s or Designated Insider’s knowledge, such Section 16 Insider or Designed Insider will have no material nonpublic information about the Company as of the proposed trade date, and (c) receiving email confirmation from the Company’s Compliance Officer approving the trade, which approval can be granted or denied at his or her discretion. A Section 16 Insider or Designated Insider may satisfy (a) and (b) by emailing the required information and certification to the Company’s Compliance Officer (or in the case of the Compliance Officer, to the Company’s Chief Financial Officer) and must notify the Compliance Officer (or in the case of the Compliance Officer, the Company’s Chief Financial Officer) promptly via email of any changes to the certification in (b) prior to the proposed trade.
C.    Trading Windows and Blackout Periods
1.    Trading Windows. After obtaining trading approval from the Compliance Officer in accordance with the procedures set forth in Section VI.D below, Insiders may trade in Company securities only during the period beginning at the opening of trading on the second business day following the Company’s widespread public release of quarterly or year-end operating results, and ending at the closing of trading on the fifteenth calendar day following the end of the next succeeding fiscal quarter (or the next trading day if such day does not fall on a trading day) (the “Trading Window”), as long as they are not in possession of material nonpublic information about the Company or subject to any special trading blackout; provided that the Compliance Officer may allow the Trading Window to be open early if the Company has publicly released key applicable financial results and any other material nonpublic information prior to the release of a full period operating results.
2.    No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No Insider possessing material nonpublic information concerning the Company may trade in Company securities even during open trading windows. Persons possessing such information may trade during a trading window only after the opening of trading on the second full trading day following the Company’s widespread public release of the information.
3.    No Trading During Blackout Periods. The Compliance Officer may designate special trading blackout restrictions (each, a “Blackout Period”) that apply to particular individuals or groups of persons for such time as is determined by the Compliance Officer. No Insider subject to a Blackout Period may trade in Company securities outside of the applicable trading windows or during any Blackout Periods that the Compliance Officer may designate. No Insider subject to a Blackout Period may disclose to any outside third party that a Blackout Period has been designated.
D.    Procedures for Approving Trades
1.    Section 16 Insiders and Designated Insiders. No Section 16 Insider or Designated Insider may trade in Company securities, until:
a.    The person trading has notified the Compliance Officer (or in the case of the Compliance Officer, the Company’s Chief Financial Officer) in writing of the amount and nature of the proposed trade(s) (see form attached hereto);
b.    The person trading has certified to the Compliance Officer (or in the case of the Compliance Officer, to the Company’s Chief Financial Officer) in writing (see form attached hereto) no earlier than two business days prior to the proposed trade(s) that:

(i)    such person is not in possession of material nonpublic information about the Company, and
(ii)    the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other securities laws, and
c.    The Compliance Officer (or in the case of the Compliance Officer, the Company’s Chief Financial Officer) has approved the trade(s) and has certified such approval in writing, except as provided in paragraph 2 of this subsection.
For the purposes of this Section VI.D, notification or certification in writing shall include such notification or certification via a digitally- signed e-mail.
2.    Rule 10b5-1 Plans. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this policy unless:
a.    The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;
b.    The Rule 10b5-1 Plan is entered into during an open Trading Window (as described above in Section VI.C.1 or 2) and not during any Blackout Period (as described above in Section VI.C.3);
c.    The first trade under the Rule 10b5-1 Plan does not occur (i) for a Section 16 Insider: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than Section 16 Insiders: thirty (30) days after adoption of the 10b5-1 Plan, in each case, following the Company’s Compliance Officer’s (or in the case of the Compliance Officer, the Company’s Chief Financial Officer’s) approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period.”;
d.    The person establishing the Rule 10b5-1 Plan has certified to the Compliance Officer (or in the case of the Compliance Officer, to the Company’s Chief Financial Officer) in writing no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally established, that:

(i)    Such person is not in possession of material nonpublic information about the Company and all such trades to be made pursuant to the Rule 10b5-1 Plan will be made in accordance with Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent such Sections are applicable;
(ii)    Such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act;
(iii)    Such person will act in good faith with respect to the 10b5-1 Plan throughout its duration; and
(iv)    The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1.
The person establishing the Rule 10b5-1 Plan must notify the Compliance Officer (or in the case of the Compliance Officer, the Company’s Chief Financial Officer) promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time.
e.    The 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1.
f.    A person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided in Exhibit B. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.
g.    Modifying or changing the amount, price, or timing of the purchase or sale of the Company’s securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating an existing 10b5-1 Plan and entering into a new 10b5-1 Plan. In order to effect a Plan Modification or any other amendment to an existing

Rule 10b5-1 Plan, the person amending such plan must satisfy all of the conditions set forth in Section VI.D.2.a-f with respect to such Plan Modification. The Company discourages any person establishing a Rule 10b5-1 Plan from making multiple Plan Modifications, as that may give the appearance that such person is trading on material nonpublic information about the company under the guise of that plan.
3.    No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or in the case of the Compliance Officer, the Company’s Chief Financial Officer) to approve any trades requested by Section 16 Insiders or Designated Insiders or to approve any Rule 10b5-1 Plan. The Compliance Officer (or in the case of the Compliance Officer, the Company’s Chief Financial Officer) may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion.
4.    Approval of a 10b5-1 Plan by the Company’s Compliance Officer (or in the case of the Compliance Officer, by the Company’s Chief Financial Officer) and/or an acknowledgment of a 10b5-1 Plan by the Company shall not be considered a determination by the Company, the Company’s Compliance Officer (or in the case of the Compliance Officer, the Company’s Chief Financial Officer), or the Company that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1 or that the Insider does not have material nonpublic information.
E.    Other Trading Arrangements
Insiders may also enter into a “non-Rule 10b5-1 Trading Arrangement” (as defined in Regulation S-K Item 408(c)). The approval process for a non-Rule 10b5-1 Trading Arrangement will be subject to the same approval process as a 10b5-1 Plan except the Cooling-Off Period shall not apply.
F.    Employee Stock Purchase and Equity Incentive Plans
1.    Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this policy do not apply to periodic wage withholding contributions by the Company or employees to the Company’s Employee Stock Purchase Plan that is used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or purchase by the officer or employee of Company securities under such plan while in the possession of material nonpublic information. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this policy.
2.    Equity Plans.
a.    Stock Options. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired upon the exercise of options to purchase Company stock, but not to the acquisition of Company stock by such exercise.
b.    RSUs. The trading prohibitions and restrictions of this policy apply to sales of securities acquired upon the vesting of RSUs but do not apply to the settlement of RSUs solely pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
G.    Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short- swing trading by Section 16 Insiders or Designated Insiders or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
VII.    Trading by the Company
The Company will not transact in its own securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.
VIII.    Potential Civil, Criminal, and Disciplinary Sanctions
A.    Civil and Criminal Penalties
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million and serve a jail term of up to 10 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
B.    Company Discipline
Violation of this policy or federal or state insider trading or tipping laws by any (i) employee or officer may subject such employee or officer to disciplinary action by the Company up to and including termination for cause and (ii) director may subject such director to dismissal proceedings. A violation of this policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this policy has been violated. The Company may determine that specific conduct violates this policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
C.    Reporting of Violations
Any Insider who violates this policy or any federal or state laws governing insider trading or tipping or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer or the Chief Executive Officer. Upon learning of any such violation, the Compliance Officer or the Chief Executive Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
IX.    Changes to this Policy
The Company’s Board of Directors (the “Board”) or the Audit Committee of the Board (the “Audit Committee”) shall have the right to modify, amend, or restate this policy. Any modifications, amendments, or restatements may be publicly disclosed if required by applicable laws, rules, and regulations. For the avoidance of doubt, unless explicitly stated by the Audit Committee or the Board, any modifications, amendments, or restatements of this policy shall not be considered a waiver of the Company’s Code of Conduct and Ethics.
X.    Inquiries
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

Exhibit B
Rule 10b5-1 Exceptions
Exceptions to the Multiple, Overlapping Rule 10b5-1 Plan Restriction
Such exceptions are:
•An eligible “sell-to-cover” Rule 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
•A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single Rule 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole Rule 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a Rule 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
•One later-commencing Rule 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 Plan are completed or expired without execution. However, the first trade under such later-commencing Rule 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing Rule 10b5-1 Plan if the date of adoption of the later-commencing Rule 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing Rule 10b5-1 Plan.
Exceptions to the Single-Trade Rule 10b5-1 Plan Restriction
There is an exception for eligible “sell-to-cover” Rule 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales.